IMPLANT SCIENCES CORPORATION
ACCUREL SYSTEMS INTERNATIONAL CORPORATION
C ACQUISITION CORP.

BRIDGE BANK, N.A.

AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This Amended and Restated Loan And Security Agreement is entered into as of January 3, 2007, by and between Bridge Bank, N.A. (“Bank”) and Implant Sciences Corporation, a Massachusetts corporation (“Implant”), Accurel Systems International Corporation, a California corporation (“Accurel”), and C Acquisition Corp. a Delaware corporation (“Acquisition”) (each of Implant, Accurel and Acquisition are individually referred to herein as a “Borrower” and collectively, the “Borrowers”).

Recitals

Borrowers wish to obtain credit from time to time from Bank, and Bank desires to extend credit to Borrowers.

Bank, Implant and Acquisition are parties to that Business Financing Agreement dated as of June 1, 2005 as amended from time to time (the “Original Agreement”). The parties wish to amend and restate the terms of the Original Agreement. This Agreement sets forth the terms on which Bank will advance credit to Borrowers, and Borrowers will repay the amounts owing to Bank.

Agreement

The parties agree as follows:

1.  Definitions and Construction.

1.1  Definitions. As used in this Agreement, the following terms shall have the following definitions:

“Accounts” means all presently existing and hereafter arising accounts, contract rights, payment intangibles, and all other forms of obligations owing to a Borrower arising out of the sale or lease of goods (including, without limitation, the licensing of software and other technology) or the rendering of services by a Borrower, whether or not earned by performance, and any and all credit insurance, guaranties, and other security therefor, as well as all merchandise returned to or reclaimed by a Borrower and Borrower’s Books relating to any of the foregoing.

“Advance” or “Advances” means a cash advance or cash advances under the Revolving Facility.

“Affiliate” means, with respect to any Person, any Person that owns or controls directly or indirectly such Person, any Person that controls or is controlled by or is under common control with such Person, and each of such Person’s senior executive officers, directors, and partners.

“Bank Expenses” means all: reasonable costs or expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the preparation, negotiation, administration, and enforcement of the Loan Documents; reasonable Collateral audit fees; and Bank’s reasonable attorneys’ fees and expenses incurred in amending, enforcing or defending the Loan Documents (including fees and expenses of appeal), incurred before, during and after an Insolvency Proceeding, whether or not suit is brought.

“Borrower’s Books” means all of Borrowers’ books and records including: ledgers; records concerning a Borrower’s assets or liabilities, the Collateral, business operations or financial condition; and all computer programs, or tape files, and the equipment, containing such information.

“Borrowing Base” means an amount equal to eighty percent (80%) of Eligible Accounts plus, an amount equal to the lesser of $1,000,000 or forty percent (40%) of Eligible Inventory (valued at the lower of cost or wholesale fair market value), as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrowers.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks in the State of California are authorized or required to close.

“Change in Control” shall mean a transaction in which any “person” or “group” (within the meaning of Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of a sufficient number of shares of all classes of stock then outstanding of a Borrower ordinarily entitled to vote in the election of directors, empowering such “person” or “group” to elect a majority of the Board of Directors of a Borrower, who did not have such power before such transaction.

“Closing Date” means the date of this Agreement.

“Code” means the California Uniform Commercial Code, as amended or supplemented from time to time.

“Collateral” means all personal property of Borrower whether presently existing or hereafter created or acquired, and wherever located, including, but not limited to:

(a)  all accounts (including health-care-insurance receivables), chattel paper (including tangible and electronic chattel paper), deposit accounts, documents (including negotiable documents), equipment (including all accessions and additions thereto), general intangibles (including payment intangibles and software), intellectual property, copyrights, trademarks, patents, goodwill, goods (including fixtures), instruments (including promissory notes), inventory (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), investment property (including securities and securities entitlements), letter of credit rights, money, and all of Borrower’s books and records with respect to any of the foregoing, and the computers and equipment containing said books and records; and

(b)  any and all cash proceeds and/or noncash proceeds of any of the foregoing, including, without limitation, insurance proceeds, and all supporting obligations and the security therefor or for any right to payment. All terms above have the meanings given to them in the Code.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any indebtedness, lease, dividend, letter of credit or other obligation of another; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards, or merchant services issued or provided for the account of that Person; and (iii) all obligations arising under any agreement or arrangement designed to protect such Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by Bank in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.

“Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof.

“Credit Extension” means each Advance, Term Loan, Letter of Credit, or any other extension of credit by Bank for the benefit of a Borrower hereunder.

“Current Assets” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current assets on the consolidated balance sheet of Borrowers and its Subsidiaries as at such date.

“Current Liabilities” means, as of any applicable date, all amounts that should, in accordance with GAAP, be included as current liabilities on the consolidated balance sheet of Borrowers and its Subsidiaries, as at such date, plus, to the extent not already included therein, all outstanding Credit Extensions made under this Agreement.

“Daily Balance” means the amount of the Obligations owed at the end of a given day.

“Eligible Accounts” means those Accounts that arise in the ordinary course of a Borrower’s business that comply with all of Borrowers’ representations and warranties to Bank set forth in Section 5.4; provided, that standards of eligibility may be fixed and revised from time to time by Bank in Bank’s reasonable judgment and upon notification thereof to Borrowers in accordance with the provisions hereof. Unless otherwise agreed to by Bank, Eligible Accounts shall not include the following:

(a)  Accounts that the account debtor has failed to pay within ninety (90) days of invoice date;

(b)  Accounts with respect to an account debtor, thirty-five percent (35%) of whose Accounts the account debtor has failed to pay within ninety (90) days of invoice date;

(c)  Accounts with respect to which the account debtor is an officer, employee, or agent of a Borrower;

(d)  Accounts with respect to which goods are placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the account debtor may be conditional;

(e)  Accounts with respect to which the account debtor is an Affiliate of a Borrower;

(f)  Accounts with respect to which the account debtor does not have its principal place of business in the United States, except for Eligible Foreign Accounts;

(g)  Accounts with respect to which the account debtor is the United States or any department, agency, or instrumentality of the United States, to the extent such Accounts in the aggregate exceed $500,000;

(h)  Accounts with respect to which a Borrower is liable to the account debtor for goods sold or services rendered by the account debtor to such Borrower or for deposits or other property of the account debtor held by such Borrower, but only to the extent of any amounts owing to the account debtor against amounts owed to such Borrower;

(i)  Accounts with respect to an account debtor, including Subsidiaries and Affiliates, whose total obligations to Borrowers exceed thirty percent (30%) of all Accounts, to the extent such obligations exceed the aforementioned percentage, except as approved in writing by Bank;

(j)  Accounts with respect to which the account debtor disputes liability or makes any claim with respect thereto as to which Bank believes, in its sole discretion, that there may be a basis for dispute (but only to the extent of the amount subject to such dispute or claim), or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(k)  Accounts the collection of which Bank reasonably determines to be doubtful.

“Eligible Foreign Accounts” means Accounts with respect to which the account debtor does not have its principal place of business in the United States and that (i) are supported by one or more letters of credit in an amount and of a tenor, and issued by a financial institution, acceptable to Bank, or (ii) that Bank reasonably approves on a case-by-case basis.

“Eligible Inventory” means raw materials and finished goods Inventory approved by Bank from time to time, measured at Borrowers’ cost. Unless otherwise agreed to by Bank, the following shall not be Eligible Inventory:

(a) Perishable goods;

(b) Consigned Inventory;

(c) Obsolete goods;

(d) Inventory affected by a Borrower’s non-compliance with the Fair Labor Standards Act;

(e) Supplies, packaging, customized Inventory with narrow distribution channels;

(f) Work in progress;

(g) Inventory related to industries that Bank determines upon notice to Borrowers from time to time to be undesirable; and

(h) Other Inventory that Bank reasonably determines from time to time to be ineligible.

“Equipment” means all present and future machinery, equipment, tenant improvements, furniture, fixtures, vehicles, tools, parts and attachments in which a Borrower has any interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

“Event of Default” has the meaning assigned in Article 8.

“GAAP” means generally accepted accounting principles as in effect from time to time.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services, including without limitation reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations and (d) all Contingent Obligations.

“Insolvency Proceeding” means any proceeding commenced by or against any person or entity under any provision of the United States Bankruptcy Code, as amended, or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extension generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property Collateral” means all of each Borrower’s right, title, and interest in and to the following:

(a)  Copyrights, Trademarks and Patents;

(b)  Any and all trade secrets, and any and all intellectual property rights in computer software and computer software products now or hereafter existing, created, acquired or held;

(c)  Any and all design rights which may be available to Borrowers now or hereafter existing, created, acquired or held;

(d)  Any and all claims for damages by way of past, present and future infringement of any of the rights included above, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the intellectual property rights identified above;

(e)  All licenses or other rights to use any of the Copyrights, Patents or Trademarks, and all license fees and royalties arising from such use to the extent permitted by such license or rights;

(f)  All amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents; and

(g)  All proceeds and products of the foregoing, including without limitation all payments under insurance or any indemnity or warranty payable in respect of any of the foregoing.

“Inventory” means all inventory in which Borrowers have or acquire any interest, including work in process and finished products intended for sale or lease or to be furnished under a contract of service, of every kind and description now or at any time hereafter owned by or in the custody or possession, actual or constructive, of a Borrower, including such inventory as is temporarily out of its custody or possession or in transit and including any returns upon any accounts or other proceeds, including insurance proceeds, resulting from the sale or disposition of any of the foregoing and any documents of title representing any of the above, and Borrower’s Books relating to any of the foregoing.

“Investment” means any beneficial ownership of (including stock, partnership interest or other securities) any Person, or any loan, advance or capital contribution to any Person.

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

“Loan Documents” means, collectively, this Agreement, any note or notes executed by Borrowers, and any other agreement entered into in connection with this Agreement, all as amended or extended from time to time.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, condition (financial or otherwise) or prospects of Borrowers and their Subsidiaries taken as a whole or (ii) the ability of Borrowers to repay the Obligations or otherwise perform its obligations under the Loan Documents or (iii) the value or priority of Bank’s security interests in the Collateral.

“Negotiable Collateral” means all of each Borrower’s letters of credit of which such Borrower is a beneficiary, notes, drafts, instruments, securities, documents of title, and chattel paper, and each Borrower’s Books relating to any of the foregoing.

“Obligations” means all debt, principal, interest, Bank Expenses and other amounts owed to Bank by Borrowers pursuant to this Agreement or any other agreement, whether absolute or contingent, due or to become due, now existing or hereafter arising, including any interest that accrues after the commencement of an Insolvency Proceeding and including any debt, liability, or obligation owing from Borrowers to others that Bank may have obtained by assignment or otherwise.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Periodic Payments” means all installments or similar recurring payments that Borrowers may now or hereafter become obligated to pay to Bank pursuant to the terms and provisions of any instrument, or agreement now or hereafter in existence between Borrowers and Bank.

“Permitted Indebtedness” means:

(a)  Indebtedness of Borrowers in favor of Bank arising under this Agreement or any other Loan Document;

(b)  Indebtedness existing on the Closing Date and disclosed in the Schedule;

(c)  Indebtedness secured by a lien described in clause (c) of the defined term “Permitted Liens,” provided (i) such Indebtedness does not exceed the lesser of the cost or fair market value of the equipment financed with such Indebtedness and (ii) such Indebtedness does not exceed $100,000 in the aggregate at any given time;

(d)  Indebtedness owing to Laurus Master Fund; and

(e)  Subordinated Debt.

“Permitted Investment” means:

(a)  Investments existing on the Closing Date disclosed in the Schedule; and

(b)  (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one (1) year from the date of acquisition thereof, (ii) commercial paper maturing no more than one (1) year from the date of creation thereof and currently having rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (iii) certificates of deposit maturing no more than one (1) year from the date of investment therein issued by Bank and (iv) Bank’s money market accounts.

“Permitted Liens” means the following:

(a)  Any Liens existing on the Closing Date and disclosed in the Schedule or arising under this Agreement or the other Loan Documents;

(b)  Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided the same have no priority over any of Bank’s security interests;

(c)  Liens (i) upon or in any equipment which was not financed by Bank acquired or held by Borrowers or any of their Subsidiaries to secure the purchase price of such equipment or indebtedness incurred solely for the purpose of financing or leasing the acquisition of such equipment, or (ii) existing on such equipment at the time of its acquisition, provided that the Lien is confined solely to the property so acquired and improvements thereon, and the proceeds of such equipment;

(d)  Liens upon or in any equipment acquired by or leased by Accurel from FEI Company in an aggregate amount not to exceed $2,000,000; and

(e)  Liens incurred in connection with the extension, renewal or refinancing of the indebtedness secured by Liens of the type described in clauses (a) through (c) above, provided that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness being extended, renewed or refinanced does not increase.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or governmental agency.

“Prime Rate” means the variable rate of interest, per annum, that appears in The Wall Street Journal on the date of measurement whether or not such rate is the lowest rate available from Bank.

“Responsible Officer” means each of the Chief Executive Officer and the Chief Financial Officer of each Borrower.

“Revolving Facility” means the facility under which Borrowers may request Bank to issue Advances, as specified in Section 2.1(a) hereof.

“Revolving Line” means a credit extension of up to Five Million Dollars ($5,000,000).

“Revolving Maturity Date” means January 3, 2009.

“Schedule” means the schedule of exceptions attached hereto and approved by Bank, if any.

“Subordinated Debt” means any debt incurred by a Borrower that is subordinated to the debt owing by Borrowers to Bank on terms acceptable to Bank (and identified as being such by Borrowers and Bank).

“Subsidiary” means any corporation, company or partnership in which (i) any general partnership interest or (ii) more than 50% of the stock or other units of ownership which by the terms thereof has the ordinary voting power to elect the Board of Directors, managers or trustees of the entity, at the time as of which any determination is being made, is owned by Borrower, either directly or through an Affiliate.

“Tangible Net Worth” means at any date as of which the amount thereof shall be determined, the sum of the capital stock and additional paid-in capital plus retained earnings (or minus accumulated deficit) of Borrowers and their Subsidiaries minus intangible assets, plus Subordinated Debt, on a consolidated basis determined in accordance with GAAP.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrowers connected with and symbolized by such trademarks.

1.2  Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP and all calculations made hereunder shall be made in accordance with GAAP. When used herein, the terms “financial statements” shall include the notes and schedules thereto.

2.  Loan and Terms Of Payment.

2.1  Credit Extensions.

Borrowers promise to pay to the order of Bank, in lawful money of the United States of America, the aggregate unpaid principal amount of all Credit Extensions made by Bank to Borrowers hereunder. Borrowers shall also pay interest on the unpaid principal amount of such Credit Extensions at rates in accordance with the terms hereof.

(a)  Revolving Advances.

(i)  Subject to and upon the terms and conditions of this Agreement, a Borrower may request Advances in an aggregate outstanding amount not to exceed the lesser of (i) the Revolving Line or (ii) the Borrowing Base, minus, in each case, the Term Loan, the aggregate face amount of all outstanding Letters of Credit and the Credit Card Exposure. Subject to the terms and conditions of this Agreement, amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed at any time prior to the Revolving Maturity Date, at which time all Advances under this Section 2.1(a) shall be immediately due and payable. Borrowers may prepay any Advances without penalty or premium.

(ii)  Whenever a Borrower desires an Advance, a Borrower will notify Bank by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the Business Day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit A hereto. Bank is authorized to make Advances under this Agreement, based upon instructions received from a Responsible Officer or a designee of a Responsible Officer, or without instructions if in Bank’s discretion such Advances are necessary to meet Obligations which have become due and remain unpaid. Bank shall be entitled to rely on any telephonic notice given by a person who Bank reasonably believes to be a Responsible Officer or a designee thereof, and Borrowers shall indemnify and hold Bank harmless for any damages or loss suffered by Bank as a result of such reliance. Bank will credit the amount of Advances made under this Section 2.1(a) to Borrower’s deposit account.

(b)  Term Loan.

(i)  Subject to and upon the terms and conditions of this Agreement, Bank agrees to make a Term Loan to Borrowers on the Closing Date in the amount up to the lesser of (i) $2,500,000 or (ii) the Borrowing Base (the “Term Loan”). The Term Loan includes a refinancing of a principal amount of $1,000,000 that Bank advanced under the Original Agreement.

(ii)  The Term Loan shall be payable in thirty (30) equal monthly installments of principal, plus all accrued interest, beginning on January 10, 2007, and continuing on the same day of each month thereafter through June 10, 2009, at which time all amounts owing under this Section 2.1(b) and any other amounts owing under this Agreement shall be immediately due and payable.

(c)  Letters of Credit. Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue letters of credit for the account of a Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the Term Loan and the aggregate amount of the outstanding Advances, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $500,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrowers hereby agree to execute. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a), but shall bear interest at a floating rate equal to the Prime Rate plus 2.0%. At any time, and in any case by the Revolving Maturity Date, Borrower shall secure in cash all obligations under any outstanding Letters of Credit in an amount equal to 110% of the face amount of the Letters of Credit, on terms acceptable to Bank, in which case the cash-secured Letter of Credit shall be excluded from outstanding Credit Extensions in the calculation of availability under Section 2.1. The obligation of Borrowers to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrowers shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

2.2  Overadvances. If the aggregate amount of the outstanding Advances and Term Loan plus the aggregate face amount of all outstanding Letters of Credit and the Credit Card Exposure exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrowers shall immediately pay to Bank, in cash, the amount of such excess.

2.3  Interest Rates, Payments, and Calculations.

(a)  Interest Rates.

(i)  Advances. Except as set forth in Section 2.3(b), the Advances shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one-half of one percent (0.50%) above the Prime Rate.

(ii)  Term Loan. Except as set forth in Section  2.3(b), the Term Loan shall bear interest, on the outstanding Daily Balance thereof, at a rate equal to one percent (1.0%) above the Prime Rate.

(b)  Late Fee; Default Rate. If any payment is not made on the date such payment is due, Borrowers shall pay Bank a late fee equal to the lesser of (i) five percent (5%) of the amount of such unpaid amount or (ii) the maximum amount permitted to be charged under applicable law. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five (5) percentage points above the interest rate applicable immediately prior to the occurrence of the Event of Default.

(c)  Payments. Interest hereunder shall be due and payable on the tenth calendar day of each month during the term hereof. Bank shall, at its option, charge such interest, all Bank Expenses, and all Periodic Payments against any of Borrowers’ deposit accounts or against the Revolving Line, in which case those amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder. All payments shall be free and clear of any taxes, withholdings, duties, impositions or other charges, to the end that Bank will receive the entire amount of any Obligations payable hereunder, regardless of source of payment.

(d)  Computation. In the event the Prime Rate is changed from time to time hereafter, the applicable rate of interest hereunder shall be increased or decreased, effective as of the day the Prime Rate is changed, by an amount equal to such change in the Prime Rate. All interest chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

2.4  Crediting Payments. Prior to the occurrence of an Event of Default, Bank shall credit a wire transfer of funds, check or other item of payment to such deposit account or Obligation as Borrowers specify. After the occurrence of an Event of Default, the receipt by Bank of any wire transfer of funds, check, or other item of payment shall be immediately applied to conditionally reduce Obligations, but shall not be considered a payment on account unless such payment is of immediately available federal funds or unless and until such check or other item of payment is honored when presented for payment. Notwithstanding anything to the contrary contained herein, any wire transfer or payment received by Bank after 12:00 noon Pacific time shall be deemed to have been received by Bank as of the opening of business on the immediately following Business Day. Whenever any payment to Bank under the Loan Documents would otherwise be due (except by reason of acceleration) on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension.

2.5  Fees. Borrowers shall pay to Bank the following:

(a)  Facility Fee. On the Closing Date, a Facility Fee equal to $37,500, which shall be nonrefundable; and

(b)  Bank Expenses. On the Closing Date, all Bank Expenses incurred through the Closing Date, including reasonable attorneys’ fees and expenses and, after the Closing Date, all Bank Expenses, including reasonable attorneys’ fees and expenses, as and when they are incurred by Bank.

2.6  Term. This Agreement shall become effective on the Closing Date and, subject to Section 12.7, shall continue in full force and effect for so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions under this Agreement. Notwithstanding the foregoing, Bank shall have the right to terminate its obligation to make Credit Extensions under this Agreement immediately and without notice upon the occurrence and during the continuance of an Event of Default. Notwithstanding termination, Bank’s Lien on the Collateral shall remain in effect for so long as any Obligations are outstanding.

3.  Conditions of Loans.

3.1  Conditions Precedent to Initial Credit Extension. The obligation of Bank to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, the following:

(a)  this Agreement;

(b)  a certificate of the Secretary of each Borrower with respect to incumbency and resolutions authorizing the execution and delivery of this Agreement;

(c)  an intellectual property security agreement from each Borrower;

(d)  a warrant to purchase stock issued by Implant;

(e)  an affirmation of subordination (Laurus Master Fund):

(f)  subordination agreement (Laurus Master Fund);

(g)  blank stock powers representing Borrowers’ interest in CardioTech International, Inc. and CorNova;

(h)  agreement to provide insurance;

(i)  instrument of assignment;

(j)  payment of the fees and Bank Expenses then due specified in Section 2.5 hereof;

(k)  current financial statements of each Borrower;

(l)  an audit of the Collateral, the results of which shall be satisfactory to Bank; and

(m)  such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

3.2  Conditions Precedent to all Credit Extensions. The obligation of Bank to make each Credit Extension, including the initial Credit Extension, is further subject to the following conditions:

(a)  timely receipt by Bank of the Payment/Advance Form as provided in Section 2.1; and

(b)  the representations and warranties contained in Section 5 shall be true and correct in all material respects on and as of the date of such Payment/Advance Form and on the effective date of each Credit Extension as though made at and as of each such date, and no Event of Default shall have occurred and be continuing, or would exist after giving effect to such Credit Extension. The making of each Credit Extension shall be deemed to be a representation and warranty by Borrower on the date of such Credit Extension as to the accuracy of the facts referred to in this Section 3.2.

4.  Creation of Security Interest.

4.1  Grant of Security Interest. Each Borrower grants and pledges to Bank a continuing security interest in all presently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrowers of each of its covenants and duties under the Loan Documents. Except as set forth in the Schedule, such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof.

4.2  Delivery of Additional Documentation Required. Each Borrower shall from time to time execute and deliver to Bank, at the request of Bank, all Negotiable Collateral, all financing statements and other documents that Bank may reasonably request, in form satisfactory to Bank, to perfect and continue the perfection of Bank’s security interests in the Collateral and in order to fully consummate all of the transactions contemplated under the Loan Documents. Borrowers from time to time may deposit with Bank specific time deposit accounts to secure specific Obligations. Borrowers authorize Bank to hold such balances in pledge and to decline to honor any drafts thereon or any request by a Borrower or any other Person to pay or otherwise transfer any part of such balances for so long as the Obligations are outstanding.

4.3  Right to Inspect. Bank (through any of its officers, employees, or agents) shall have the right, upon reasonable prior notice, from time to time during Borrowers’ usual business hours but no more than twice a year (unless an Event of Default has occurred and is continuing), to inspect Borrowers’ Books and to make copies thereof and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, condition of, or any other matter relating to, the Collateral.

5.  Representations and Warranties.

Each Borrower represents and warrants as follows:

5.1  Due Organization and Qualification. Borrower and each Subsidiary is a corporation duly existing under the laws of its state of incorporation and qualified and licensed to do business in any state in which the conduct of its business or its ownership of property requires that it be so qualified.

5.2  Due Authorization; No Conflict. The execution, delivery, and performance of the Loan Documents are within Borrower’s powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in Borrower’s Articles of Incorporation or Bylaws, nor will they constitute an event of default under any material agreement to which Borrower is a party or by which Borrower is bound. Borrower is not in default under any material agreement to which it is a party or by which it is bound.

5.3  No Prior Encumbrances. Borrower has good and marketable title to its property, free and clear of Liens, except for Permitted Liens.

5.4  Bona Fide Eligible Accounts. The Eligible Accounts are bona fide existing obligations. The property and services giving rise to such Eligible Accounts has been delivered or rendered to the account debtor or to the account debtor’s agent for immediate and unconditional acceptance by the account debtor. Borrower has not received notice of actual or imminent Insolvency Proceeding of any account debtor that is included in any Borrowing Base Certificate as an Eligible Account.

5.5  Merchantable Inventory. All Inventory is in all material respects of good and marketable quality, free from all material defects, except for Inventory for which adequate reserves have been made.

5.6  Intellectual Property Collateral. Borrower is the sole owner of the Intellectual Property Collateral, except for non-exclusive licenses granted by Borrower to its customers in the ordinary course of business. Each of the Patents is valid and enforceable, and no part of the Intellectual Property Collateral has been judged invalid or unenforceable, in whole or in part, and no claim has been made that any part of the Intellectual Property Collateral violates the rights of any third party. Except as set forth in the Schedule, Borrower’s rights as a licensee of intellectual property do not give rise to more than five percent (5%) of its gross revenue in any given month, including without limitation revenue derived from the sale, licensing, rendering or disposition of any product or service. Except as set forth in the Schedule, Borrower is not a party to, or bound by, any agreement that restricts the grant by Borrower of a security interest in Borrower’s rights under such agreement.

5.7  Name; Location of Chief Executive Office. Except as disclosed in the Schedule, Borrower has not done business under any name other than that specified on the signature page hereof. The chief executive office of Borrower is located at the address indicated in Section 10 hereof. All Borrower’s Inventory and Equipment is located only at the location set forth in Section 10 hereof and at Borrower’s premises in Sunnyvale, California.

5.8  Litigation. Except as set forth in the Schedule, there are no actions or proceedings pending by or against Borrower or any Subsidiary before any court or administrative agency in which an adverse decision could have a Material Adverse Effect, or a material adverse effect on Borrower’s interest or Bank’s security interest in the Collateral.

5.9  No Material Adverse Change in Financial Statements. All consolidated and consolidating financial statements related to Borrower and any Subsidiary that Bank has received from Borrower fairly present in all material respects Borrower’s financial condition as of the date thereof and Borrower’s consolidated and consolidating results of operations for the period then ended. There has not been a material adverse change in the consolidated or the consolidating financial condition of Borrower since the date of the most recent of such financial statements submitted to Bank.

5.10  Solvency, Payment of Debts. Borrower is solvent and able to pay its debts (including trade debts) as they mature.

5.11  Regulatory Compliance. Borrower and each Subsidiary have met the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA, and no event has occurred resulting from Borrower’s failure to comply with ERISA that could result in Borrower’s incurring any material liability. Borrower is not an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940. Borrower is not engaged principally, or as one of the important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T and U of the Board of Governors of the Federal Reserve System). Borrower has complied with all the provisions of the Federal Fair Labor Standards Act. Borrower has not violated any statutes, laws, ordinances or rules applicable to it, violation of which could have a Material Adverse Effect.

5.12  Environmental Condition. Except as disclosed in the Schedule, none of Borrower’s or any Subsidiary’s properties or assets has ever been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous owners or operators, in the disposal of, or to produce, store, handle, treat, release, or transport, any hazardous waste or hazardous substance other than in accordance with applicable law; to the best of Borrower’s knowledge, none of Borrower’s properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a hazardous waste or hazardous substance disposal site, or a candidate for closure pursuant to any environmental protection statute; no lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned by Borrower or any Subsidiary; and neither Borrower nor any Subsidiary has received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal, state or other governmental agency concerning any action or omission by Borrower or any Subsidiary resulting in the releasing, or otherwise disposing of hazardous waste or hazardous substances into the environment.

5.13  Taxes. Borrower and each Subsidiary have filed or caused to be filed all tax returns required to be filed, and have paid, or have made adequate provision for the payment of, all taxes reflected therein.

5.14  Subsidiaries. Borrower does not own any stock, partnership interest or other equity securities of any Person, except for Permitted Investments set forth on the Schedule.

5.15  Government Consents. Borrower and each Subsidiary have obtained all material consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities that are necessary for the continued operation of Borrower’s business as currently conducted.

5.16  Deposit and Investment Accounts. Except as disclosed on the Schedule, none of Borrower’s nor any Subsidiary’s Investment Property is maintained or invested with a Person other than Bank.

5.17  Full Disclosure. No representation, warranty or other statement made by Borrower in any certificate or written statement furnished to Bank contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in such certificates or statements not misleading.

6.  Affirmative Covenants.

Each Borrower shall do all of the following:

6.1  Good Standing. Borrower shall maintain its and each of its Subsidiaries’ corporate existence and good standing in its jurisdiction of incorporation and maintain qualification in each jurisdiction in which it is required under applicable law. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in force all licenses, approvals and agreements, the loss of which could have a Material Adverse Effect.

6.2  Government Compliance. Borrower shall meet, and shall cause each Subsidiary to meet, the minimum funding requirements of ERISA with respect to any employee benefit plans subject to ERISA. Borrower shall comply, and shall cause each Subsidiary to comply, with all statutes, laws, ordinances and government rules and regulations to which it is subject, noncompliance with which could have a Material Adverse Effect.

6.3  Financial Statements, Reports, Certificates. Borrower shall deliver the following to Bank: (a) as soon as available, but in any event within thirty (30) days after the end of each calendar month, a company prepared consolidated balance sheet, income, and cash flow statement covering Borrower’s consolidated operations during such period, prepared in accordance with GAAP, consistently applied, in a form acceptable to Bank and certified by a Responsible Officer; (b) as soon as available, but in any event within one hundred eighty (180) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an unqualified opinion on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (c) copies of all statements, reports and notices sent or made available generally by Borrower to its security holders or to any holders of Subordinated Debt and, if applicable, all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (d) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of Fifty Thousand Dollars ($50,000) or more; (e) as soon as available, but in any event within thirty (30) days prior to fiscal year end, annual forecasts approved by the Borrower’s Board of Directors; (f) such budgets, sales projections, operating plans or other financial information as Bank may reasonably request from time to time; and (g) within ten (10) Business Days after the reasonable request of Bank, a report signed by Borrower, in form reasonably acceptable to Bank, listing any applications or registrations that Borrower has made or filed in respect of any Patents, Copyrights or Trademarks and the status of any active or pending material United States applications or registrations, as well as any material change in Borrower’s Intellectual Property Collateral (other than foreign applications and registrations), including but not limited to any subsequent ownership right of Borrower in or to any Trademark, Patent or Copyright not specified in Exhibits A, B, and C of any Intellectual Property Security Agreement delivered to Bank by Borrower in connection with this Agreement.

Within thirty (30) days after the last day of each month, Borrower shall deliver to Bank a Borrowing Base Certificate signed by a Responsible Officer in substantially the form of Exhibit B hereto, together with aged listings of accounts receivable and accounts payable.

Borrower shall deliver to Bank with the monthly financial statements a Compliance Certificate signed by a Responsible Officer in substantially the form of Exhibit C hereto.

Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense, provided that such audits will be conducted no more often than every twelve (12) months unless an Event of Default has occurred and is continuing.

6.4  Inventory; Returns. Borrower shall keep all Inventory in good and marketable condition, free from all material defects except for Inventory for which adequate reserves have been made. Returns and allowances, if any, as between Borrower and its account debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. Borrower shall promptly notify Bank of all returns and recoveries and of all disputes and claims, where the return, recovery, dispute or claim involves more than One Hundred Thousand Dollars ($100,000).

6.5  Taxes. Borrower shall make, and shall cause each Subsidiary to make, due and timely payment or deposit of all material federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Bank, on demand, appropriate certificates attesting to the payment or deposit thereof; and Borrower will make, and will cause each Subsidiary to make, timely payment or deposit of all material tax payments and withholding taxes required of it by applicable laws, including, but not limited to, those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Bank with proof satisfactory to Bank indicating that Borrower or a Subsidiary has made such payments or deposits; provided that Borrower or a Subsidiary need not make any payment if the amount or validity of such payment is contested in good faith by appropriate proceedings and is reserved against (to the extent required by GAAP) by Borrower.

6.6  Insurance.

(a)  Borrower, at its expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses conducted in the locations where Borrower’s business is conducted on the date hereof. Borrower shall also maintain insurance relating to Borrower’s business, ownership and use of the Collateral in amounts and of a type that are customary to businesses similar to Borrower’s.

(b)  All such policies of insurance shall be in such form, with such companies, and in such amounts as are reasonably satisfactory to Bank. All such policies of property insurance shall contain a lender’s loss payable endorsement, in a form satisfactory to Bank, showing Bank as an additional loss payee thereof, and all liability insurance policies shall show the Bank as an additional insured and shall specify that the insurer must give at least twenty (20) days notice to Bank before canceling its policy for any reason. Upon Bank’s request, Borrower shall deliver to Bank certified copies of such policies of insurance and evidence of the payments of all premiums therefor. All proceeds payable under any such policy shall, at the option of Bank, be payable to Bank to be applied on account of the Obligations.

6.7  Accounts. Borrower shall maintain and shall cause each of its Subsidiaries to maintain its primary depository, operating, and investment accounts with Bank.

6.8  Current Ratio. Beginning with the month end following the Closing Date, Borrowers shall maintain at all times a ratio of Current Assets to Current Liabilities, of at least 1.25 to 1.00.

6.9  Tangible Net Worth. As of the last day of each fiscal quarter, Borrower shall maintain at all times a Tangible Net Worth of not less than Five Million Dollars ($5,000,000).

6.10  Planned Revenue. Borrower shall maintain quarterly revenue of at least 80% of the projections previously provided to Bank on December 14, 2006.

6.11  Registration of Intellectual Property Rights.

(a)  Borrower shall register or cause to be registered on an expedited basis (to the extent not already registered) with the United States Patent and Trademark Office or the United States Copyright Office, as the case may be, those registrable intellectual property rights now owned or hereafter developed or acquired by Borrower, to the extent that Borrower, in its reasonable business judgment, deems it appropriate to so protect such intellectual property rights.

(b)  Borrower shall promptly give Bank written notice of any applications or registrations of intellectual property rights filed with the United States Patent and Trademark Office, including the date of such filing and the registration or application numbers, if any.

(c)  Borrower shall (i) give Bank not less than 30 days prior written notice of the filing of any applications or registrations with the United States Copyright Office, including the title of such intellectual property rights to be registered, as such title will appear on such applications or registrations, and the date such applications or registrations will be filed; (ii) prior to the filing of any such applications or registrations, execute such documents as Bank may reasonably request for Bank to maintain its perfection in such intellectual property rights to be registered by Borrower; (iii) upon the request of Bank, either deliver to Bank or file such documents simultaneously with the filing of any such applications or registrations; (iv) upon filing any such applications or registrations, promptly provide Bank with a copy of such applications or registrations together with any exhibits, evidence of the filing of any documents requested by Bank to be filed for Bank to maintain the perfection and priority of its security interest in such intellectual property rights, and the date of such filing.

(d)  Borrower shall execute and deliver such additional instruments and documents from time to time as Bank shall reasonably request to perfect and maintain the perfection and priority of Bank’s security interest in the Intellectual Property Collateral.

(e)  Borrower shall (i) protect, defend and maintain the validity and enforceability of the trade secrets, Trademarks, Patents and Copyrights, (ii) use commercially reasonable efforts to detect infringements of the Trademarks, Patents and Copyrights and promptly advise Bank in writing of material infringements detected and (iii) not allow any material Trademarks, Patents or Copyrights to be abandoned, forfeited or dedicated to the public without the written consent of Bank, which shall not be unreasonably withheld.

(f)  Bank may audit Borrower’s Intellectual Property Collateral to confirm compliance with this Section 6.12, provided such audit may not occur more often than once per year, unless an Event of Default has occurred and is continuing. Bank shall have the right, but not the obligation, to take, at Borrower’s sole expense, any actions that Borrower is required under this Section 6.12 to take but which Borrower fails to take, after 15 days’ notice to Borrower. Borrower shall reimburse and indemnify Bank for all reasonable costs and reasonable expenses incurred in the reasonable exercise of its rights under this Section 6.12.

6.12  Consent of Inbound Licensors. Other than licenses of data in the ordinary course, prior to or within a reasonable period of time after entering into or becoming bound by any license or agreement, Borrower shall: (i) provide written notice to Bank of the material terms of such license or agreement with a description of its likely impact on Borrower’s business or financial condition; and (ii) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for Borrower’s interest in such licenses or contract rights to be deemed Collateral and for Bank to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement. See Schedule for current license agreements.

6.13  Further Assurances. At any time and from time to time Borrower shall execute and deliver such further instruments and take such further action as may reasonably be requested by Bank to effect the purposes of this Agreement.

7.  Negative Covenants.

Each Borrower will not do any of the following:

7.1  Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively, a “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, other than: (i) Transfers of Inventory in the ordinary course of business; (ii) Transfers of non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business; or (iii) Transfers of worn-out or obsolete Equipment which was not financed by Bank.

7.2  Change in Business; Change in Control or Executive Office. Engage in any business, or permit any of its Subsidiaries to engage in any business, other than the businesses currently engaged in by Borrower and any business substantially similar or related thereto (or incidental thereto); or cease to conduct business in the manner conducted by Borrower as of the Closing Date; or suffer or permit a Change in Control; or without thirty (30) days prior written notification to Bank, relocate its chief executive office or state of incorporation or change its legal name; or without Bank’s prior written consent, change the date on which its fiscal year ends.

7.3  Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person.

7.4  Indebtedness. Create, incur, assume or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness.

7.5  Encumbrances. Create, incur, assume or suffer to exist any Lien with respect to any of its property, or assign or otherwise convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries so to do, except for Permitted Liens, or agree with any Person other than Bank not to grant a security interest in, or otherwise encumber, any of its property, or permit any Subsidiary to do so.

7.6  Distributions. Pay any dividends or make any other distribution or payment on account of or in redemption, retirement or purchase of any capital stock, or permit any of its Subsidiaries to do so, except that (i) Borrower may repurchase the stock of former employees pursuant to stock repurchase agreements and (ii) Borrower may pay dividends to Laurus Master Fund in amounts equal to the regularly scheduled payments of Dividends pursuant to Section 3 of the Terms of Series D Cumulative Convertible Preferred Stock and regularly scheduled payments of Monthly Redemption Amounts pursuant to Section 4(a), in each case as specified in Exhibit A to the Certificate of Vote of Directors dated September 30, 2005 as long as an Event of Default does not exist prior to such repurchase or payment, or would not exist after giving effect to such repurchase or payment.

7.7  Investments. Directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments; or maintain or invest any of its property with a Person other than Bank or permit any of its Subsidiaries to do so unless such Person has entered into an account control agreement with Bank in form and substance satisfactory to Bank; or suffer or permit any Subsidiary to be a party to, or be bound by, an agreement that restricts such Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.8  Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9  Subordinated Debt. Make any payment in respect of any Subordinated Debt, or permit any of its Subsidiaries to make any such payment, except in compliance with the terms of such Subordinated Debt, or amend any provision contained in any documentation relating to the Subordinated Debt without Bank’s prior written consent.

7.10  Inventory and Equipment. Store the Inventory or the Equipment with a bailee, warehouseman, or other third party unless the third party has been notified of Bank’s security interest and Bank (a) has received an acknowledgment from the third party that it is holding or will hold the Inventory or Equipment for Bank’s benefit or (b) is in pledge possession of the warehouse receipt, where negotiable, covering such Inventory or Equipment. Store or maintain any Equipment or Inventory at a location other than the location set forth in Section 10 of this Agreement.

7.11  Compliance. Become an “investment company” or be controlled by an “investment company,” within the meaning of the Investment Company Act of 1940, or become principally engaged in, or undertake as one of its important activities, the business of extending credit for the purpose of purchasing or carrying margin stock, or use the proceeds of any Credit Extension for such purpose. Fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur, fail to comply with the Federal Fair Labor Standards Act or violate any law or regulation, which violation could have a Material Adverse Effect, or a material adverse effect on the Collateral or the priority of Bank’s Lien on the Collateral, or permit any of its Subsidiaries to do any of the foregoing.

8.  Events of Default.

Any one or more of the following events shall constitute an Event of Default under this Agreement:

8.1  Payment Default. If Borrowers fail to pay, when due, any of the Obligations;

8.2  Covenant Default.

(a)  If Borrowers fail to perform any obligation under Article 6 or violates any of the covenants contained in Article 7 of this Agreement; or

(b)  If Borrowers fail or neglects to perform or observe any other material term, provision, condition, covenant contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between a Borrower and Bank and as to any default under such other term, provision, condition or covenant that can be cured, has failed to cure such default within ten days after Borrower receives notice thereof or any officer of a Borrower becomes aware thereof; provided, however, that if the default cannot by its nature be cured within the ten day period or cannot after diligent attempts by Borrower be cured within such ten day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional reasonable period (which shall not in any case exceed 30 days) to attempt to cure such default, and within such reasonable time period the failure to have cured such default shall not be deemed an Event of Default but no Credit Extensions will be made.

8.3  Material Adverse Effect. If there occurs any circumstance or circumstances that could have a Material Adverse Effect;

8.4  Attachment. If any portion of a Borrower’s assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any trustee, receiver or person acting in a similar capacity and such attachment, seizure, writ or distress warrant or levy has not been removed, discharged or rescinded within ten (10) days, or if a Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs, or if a judgment or other claim becomes a lien or encumbrance upon any material portion of a Borrower’s assets, or if a notice of lien, levy, or assessment is filed of record with respect to any of such Borrower’s assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, and the same is not paid within ten (10) days after such Borrower receives notice thereof, provided that none of the foregoing shall constitute an Event of Default where such action or event is stayed or an adequate bond has been posted pending a good faith contest by Borrowers (provided that no Credit Extensions will be required to be made during such cure period);

8.5  Insolvency. If a Borrower becomes insolvent, or if an Insolvency Proceeding is commenced by a Borrower, or if an Insolvency Proceeding is commenced against a Borrower and is not dismissed or stayed within thirty (30) days (provided that no Credit Extensions will be made prior to the dismissal of such Insolvency Proceeding);

8.6  Other Agreements. If there is a default or other failure to perform in any agreement to which a Borrower is a party or by which it is bound resulting in a right by a third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount in excess of Fifty Thousand Dollars ($50,000) or which could have a Material Adverse Effect;

8.7  Judgments. If a judgment or judgments for the payment of money in an amount, individually or in the aggregate, of at least Fifty Thousand Dollars ($50,000) shall be rendered against a Borrower and shall remain unsatisfied and unstayed for a period of ten (10) days (provided that no Credit Extensions will be made prior to the satisfaction or stay of such judgment); or

8.8  Misrepresentations. If any material misrepresentation or material misstatement exists now or hereafter in any warranty or representation set forth herein or in any certificate delivered to Bank by any Responsible Officer pursuant to this Agreement or to induce Bank to enter into this Agreement or any other Loan Document.

9.  Bank’s Rights and Remedies.

9.1  Rights and Remedies. Upon the occurrence and during the continuance of an Event of Default, Bank may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable (provided that upon the occurrence of an Event of Default described in Section 8.5, all Obligations shall become immediately due and payable without any action by Bank);

(b)  Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement or under any other agreement between a Borrower and Bank;

(c)  Settle or adjust disputes and claims directly with account debtors for amounts, upon terms and in whatever order that Bank reasonably considers advisable;

(d)  Make such payments and do such acts as Bank considers necessary or reasonable to protect its security interest in the Collateral. Borrowers agree to assemble the Collateral if Bank so requires, and to make the Collateral available to Bank as Bank may designate. Borrowers authorize Bank to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien which in Bank’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of a Borrower’s owned premises, each Borrower hereby grants Bank a license to enter into possession of such premises and to occupy the same, without charge, in order to exercise any of Bank’s rights or remedies provided herein, at law, in equity, or otherwise;

(e)  Set off and apply to the Obligations any and all (i) balances and deposits of a Borrower held by Bank, or (ii) indebtedness at any time owing to or for the credit or the account of a Borrower held by Bank;

(f)  Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Bank is hereby granted a license or other right, solely pursuant to the provisions of this Section 9.1, to use, without charge, each Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9.1, each Borrower’s rights under all licenses and all franchise agreements shall inure to Bank’s benefit;

(g)  Dispose of the Collateral by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including each Borrower’s premises) as Bank determines is commercially reasonable, and apply any proceeds to the Obligations in whatever manner or order Bank deems appropriate;

(h)  Bank may credit bid and purchase at any public sale; and

(i)  Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

9.2  Power of Attorney. Effective only upon the occurrence and during the continuance of an Event of Default, each Borrower irrevocably appoints Bank (and any of Bank’s designated officers, or employees) as such Borrower’s true and lawful attorney to: (a) send requests for verification of Accounts or notify account debtors of Bank’s security interest in the Accounts; (b) endorse such Borrower’s name on any checks or other forms of payment or security that may come into Bank’s possession; (c) sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against account debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to account debtors; (d) dispose of any Collateral; (e) make, settle, and adjust all claims under and decisions with respect to such Borrower’s policies of insurance; (f) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Bank determines to be reasonable; and (g) to file, in its sole discretion, one or more financing or continuation statements and amendments thereto, relative to any of the Collateral. The appointment of Bank as each Borrower’s attorney in fact, and each and every one of Bank’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions hereunder is terminated.

9.3  Accounts Collection. At any time after the occurrence of an Event of Default, Bank may notify any Person owing funds to a Borrower of Bank’s security interest in such funds and verify the amount of such Account. Borrowers shall collect all amounts owing to a Borrower for Bank, receive in trust all payments as Bank’s trustee, and immediately deliver such payments to Bank in their original form as received from the account debtor, with proper endorsements for deposit.

9.4  Bank Expenses. If a Borrower fails to pay any amounts or furnish any required proof of payment due to third persons or entities, as required under the terms of this Agreement, then Bank may do any or all of the following after reasonable notice to Borrowers: (a) make payment of the same or any part thereof; (b) set up such reserves under a loan facility in Section 2.1 as Bank deems necessary to protect Bank from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type discussed in Section 6.6 of this Agreement, and take any action with respect to such policies as Bank deems prudent. Any amounts so paid or deposited by Bank shall constitute Bank Expenses, shall be immediately due and payable, and shall bear interest at the then applicable rate hereinabove provided, and shall be secured by the Collateral. Any payments made by Bank shall not constitute an agreement by Bank to make similar payments in the future or a waiver by Bank of any Event of Default under this Agreement.

9.5  Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices, Bank shall not in any way or manner be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other person whomsoever. All risk of loss, damage or destruction of the Collateral shall be borne by Borrowers.

9.6  Remedies Cumulative. Bank’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Bank shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Bank of one right or remedy shall be deemed an election, and no waiver by Bank of any Event of Default on a Borrower’s part shall be deemed a continuing waiver. No delay by Bank shall constitute a waiver, election, or acquiescence by it. No waiver by Bank shall be effective unless made in a written document signed on behalf of Bank and then shall be effective only in the specific instance and for the specific purpose for which it was given.

9.7  Demand; Protest. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Bank on which a Borrower may in any way be liable.

10.  Notices.

Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other agreement entered into in connection herewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by a recognized overnight delivery service, certified mail, postage prepaid, return receipt requested, or by telefacsimile to a Borrower or to Bank, as the case may be, at its addresses set forth below:

If to a Borrower:        IMPLANT SCIENCES CORPORATION
107 Audubon Road, #5
Wakefield, MA 01880
Attn: Diane Ryan, CFO
FAX: (781) 246-3561

If to Bank                                               Bridge Bank, N.A.
55 Almaden Blvd.
San Jose, CA 95113
Attn: Mike Lederman
FAX: (408) 282-1681

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.

11.  CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each Borrower and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. EACH BORROWER AND BANK EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH PARTY RECOGNIZES AND AGREES THAT THE FOREGOING WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR IT TO ENTER INTO THIS AGREEMENT. EACH PARTY REPRESENTS AND WARRANTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

If the jury waiver set forth in Section is not enforceable, then any dispute, controversy or claim arising out of or relating to this Agreement, the Loan Documents or any of the transactions contemplated therein shall be settled by judicial reference pursuant to Code of Civil Procedure Section 638 et seq. before a referee sitting without a jury, such referee to be mutually acceptable to the parties or, if no agreement is reached, by a referee appointed by the Presiding Judge of the California Superior Court for Santa Clara County. This Section shall not restrict a party from exercising remedies under the Code or from exercising pre-judgment remedies under applicable law.

12.  General Provisions.

12.1  Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties; provided, however, that neither this Agreement nor any rights hereunder may be assigned by a Borrower without Bank’s prior written consent, which consent may be granted or withheld in Bank’s sole discretion. Bank shall have the right without the consent of or notice to Borrowers to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights and benefits hereunder.

12.2  Indemnification. Each Borrower shall defend, indemnify and hold harmless Bank and its officers, employees, and agents against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Agreement; and (b) all losses or Bank Expenses in any way suffered, incurred, or paid by Bank as a result of or in any way arising out of, following, or consequential to transactions between Bank and Borrowers whether under this Agreement, or otherwise (including without limitation reasonable attorneys’ fees and expenses), except for losses caused by Bank’s gross negligence or willful misconduct.

12.3  Time of Essence. Time is of the essence for the performance of all obligations set forth in this Agreement.

12.4  Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

12.5  Original Agreements. Amendments in Writing, Integration. Bank waives Borrower’s failure to comply the minimum quick ratio covenant specified in the Original Agreements. This Agreement amends and restates the terms of the Original Agreements. Neither this Agreement nor the Loan Documents can be amended or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations between the parties hereto with respect to the subject matter of this Agreement and the Loan Documents, if any, are merged into this Agreement and the Loan Documents, provided any financing statements filed in connection with the Original Agreements shall continue to perfect Bank’s security interest in the Collateral.

12.6  Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.

12.7  Survival. All covenants, representations and warranties made in this Agreement shall continue in full force and effect so long as any Obligations remain outstanding or Bank has any obligation to make Credit Extensions to Borrowers. The obligations of Borrowers to indemnify Bank with respect to the expenses, damages, losses, costs and liabilities described in Section 12.2 shall survive until all applicable statute of limitations periods with respect to actions that may be brought against Bank have run.

12.8  Confidentiality. In handling any confidential information Bank and all employees and agents of Bank, including but not limited to accountants, shall exercise the same degree of care that it exercises with respect to its own proprietary information of the same types to maintain the confidentiality of any non-public information thereby received or received pursuant to this Agreement except that disclosure of such information may be made (i) to the subsidiaries or affiliates of Bank in connection with their present or prospective business relations with Borrowers, (ii) to prospective transferees or purchasers of any interest in the Loans, provided that they have entered into a comparable confidentiality agreement in favor of Borrowers and have delivered a copy to Borrowers, (iii) as required by law, regulations, rule or order, subpoena, judicial order or similar order, (iv) as may be required in connection with the examination, audit or similar investigation of Bank and (v) as Bank may determine in connection with the enforcement of any remedies hereunder. Confidential information hereunder shall not include information that either: (a) is in the public domain or in the knowledge or possession of Bank when disclosed to Bank, or becomes part of the public domain after disclosure to Bank through no fault of Bank; or (b) is disclosed to Bank by a third party, provided Bank does not have actual knowledge that such third party is prohibited from disclosing such information.

12.9  Effect of Amendment and Restatement. This Agreement is intended to and does completely amend and restate, without novation, the Original Agreement. All security interests granted under the Original Agreement are hereby confirmed and ratified and shall continue to secure all Obligations under this Agreement.

12.10  Patriot Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. WHAT THIS MEANS FOR YOU: when you open an account, we will ask your name, address, date of birth, and other information that will allow us to identify you. We may also ask to see your driver’s license or other identifying documents.

13.  CO-BORROWER PROVISIONS.

13.1  Primary Obligation. This Agreement is a primary and original obligation of each Borrower and shall remain in effect notwithstanding future changes in conditions, including any change of law or any invalidity or irregularity in the creation or acquisition of any Obligations or in the execution or delivery of any agreement between Bank and any Borrower. Each Borrower shall be liable for existing and future Obligations as fully as if all of all Credit Extensions were advanced to such Borrower. Bank may rely on any certificate or representation made by any Borrower as made on behalf of, and binding on, all Borrowers, including without limitation Disbursement Request Forms, Borrowing Base Certificates and Compliance Certificates.

13.2  Enforcement of Rights. Borrowers are jointly and severally liable for the Obligations and Bank may proceed against one or more of the Borrowers to enforce the Obligations without waiving its right to proceed against any of the other Borrowers.

13.3  Borrowers as Agents. Each Borrower appoints the other Borrower as its agent with all necessary power and authority to give and receive notices, certificates or demands for and on behalf of both Borrowers, to act as disbursing agent for receipt of any Credit Extensions on behalf of each Borrower and to apply to Bank on behalf of each Borrower for Credit Extensions, any waivers and any consents. This authorization cannot be revoked, and Bank need not inquire as to each Borrower’s authority to act for or on behalf of Borrower.

13.4  Subrogation and Similar Rights. Notwithstanding any other provision of this Agreement or any other Loan Document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating the Borrower to the rights of Bank under the Loan Documents) to seek contribution, indemnification, or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by the Borrower with respect to the Obligations in connection with the Loan Documents or otherwise. Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section 14.4 shall be null and void. If any payment is made to a Borrower in contravention of this Section 14.4, such Borrower shall hold such payment in trust for Bank and such payment shall be promptly delivered to Bank for application to the Obligations, whether matured or unmatured.

13.5  Waivers of Notice. Except as otherwise provided in this Agreement, each Borrower waives notice of acceptance hereof; notice of the existence, creation or acquisition of any of the Obligations; notice of an Event of Default; notice of the amount of the Obligations outstanding at any time; notice of intent to accelerate; notice of acceleration; notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase the Borrower’s risk; presentment for payment; demand; protest and notice thereof as to any instrument; default; and all other notices and demands to which the Borrower would otherwise be entitled. Each Borrower waives any defense arising from any defense of any other Borrower, or by reason of the cessation from any cause whatsoever of the liability of any other Borrower. Bank’s failure at any time to require strict performance by any Borrower of any provision of the Loan Documents shall not waive, alter or diminish any right of Bank thereafter to demand strict compliance and performance therewith. Nothing contained herein shall prevent Bank from foreclosing on the Lien of any deed of trust, mortgage or other security instrument, or exercising any rights available thereunder, and the exercise of any such rights shall not constitute a legal or equitable discharge of any Borrower. Each Borrower also waives any defense arising from any act or omission of Bank that changes the scope of the Borrower’s risks hereunder.

13.6  Subrogation Defenses. Each Borrower hereby waives any defense based on impairment or destruction of its subrogation or other rights against any other Borrower and waives all benefits which might otherwise be available to it under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2899, and 3433 and California Code of Civil Procedure Sections 580a, 580b, 580d and 726, as those statutory provisions are now in effect and hereafter amended, and under any other similar statutes now and hereafter in effect.

13.7  Right to Settle, Release.

(a)  The liability of Borrowers hereunder shall not be diminished by (i) any agreement, understanding or representation that any of the Obligations is or was to be guaranteed by another Person or secured by other property, or (ii) any release or unenforceability, whether partial or total, of rights, if any, which Bank may now or hereafter have against any other Person, including another Borrower, or property with respect to any of the Obligations.

(b)  Without affecting the liability of any Borrower hereunder, Bank may (i) compromise, settle, renew, extend the time for payment, change the manner or terms of payment, discharge the performance of, decline to enforce, or release all or any of the Obligations with respect to a Borrower, (ii) grant other indulgences to a Borrower in respect of the Obligations, (iii) modify in any manner any documents relating to the Obligations with respect to a Borrower, (iv) release, surrender or exchange any deposits or other property securing the Obligations, whether pledged by a Borrower or any other Person, or (v) compromise, settle, renew, or extend the time for payment, discharge the performance of, decline to enforce, or release all or any obligations of any guarantor, endorser or other Person who is now or may hereafter be liable with respect to any of the Obligations.

13.8  Subordination. All indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Obligations and the Borrower holding the indebtedness shall take all actions reasonably requested by Lender to effect, to enforce and to give notice of such subordination.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Implant Sciences Corporation By: /s/ A.J. Armini Title: CEO
Accurel Systems International Corporation By: /s/ A.J. Armini Title: CEO
C Acquisition Corp. By: /s/ A.J. Armini Title: CEO
Bridge Bank, N.A. By: Title:

611795 v8/HN .

EXHIBIT A

LOAN PAYMENT/ADVANCE TELEPHONE REQUEST FORM
DEADLINE FOR SAME DAY PROCESSING IS 3:00 P.M., PACIFIC TIME
TO:BRIDGE BANK N.A.DATE: _______________

FAX #: (408) 282-1681TIME: _______________

FROM: Implant Sciences Corporation; Accurel Systems International Corporation; C Acquisition Corp.
CLIENT NAME (BORROWERS)
REQUESTED BY:
AUTHORIZED SIGNER’S NAME

AUTHORIZED SIGNATURE:

PHONE NUMBER:

FROM ACCOUNT # ______________________ TO ACCOUNT #

REQUESTED TRANSACTION TYPE	REQUEST DOLLAR AMOUNT
$
PRINCIPAL INCREASE (ADVANCE)	$
PRINCIPAL PAYMENT (ONLY)	$
INTEREST PAYMENT (ONLY)	$
PRINCIPAL AND INTEREST (PAYMENT)	$

OTHER INSTRUCTIONS:

All representations and warranties of Borrowers stated in the Loan and Security Agreement are true, correct and complete in all material respects as of the date of the telephone request for an Advance confirmed by this Borrowing Certificate; provided, however, that those representations and warranties expressly referring to another date shall be true, correct and complete in all material respects as of such date.

BANK USE ONLY
TELEPHONE REQUEST:

The following person is authorized to request the loan payment transfer/loan advance on the advance designated account and is known to me.

Authorized Requester	Phone #

Received By (Bank)	Phone #

_____________________________________________
Authorized Signature (Bank)

EXHIBIT B

Borrowing Base Certificate

Borrower: IMPLANT SCIENCES CORPORATION Lender: Bridge Bank, N.A. ACCUREL SYSTEMS INTERNATIONAL CORPORATION C ACQUISITION CORP. Commitment Amount: $5,000,000

ACCOUNTS RECEIVABLE
1. Accounts Receivable Book Value as of ___		$___________
2. Additions (please explain on reverse)		$___________
3. TOTAL ACCOUNTS RECEIVABLE		$___________

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4. Amounts over 90 days due	$___________
5. Balance of 35% over 90 day accounts	$___________
6. Concentration Limits
7. Foreign Accounts	$___________
8. Governmental Accounts	$___________
9. Contra Accounts	$___________
10. Demo Accounts	$___________
11. Intercompany/Employee Accounts	$___________
12. Other (please explain on reverse)	$___________
13. TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$___________
14. Eligible Accounts (#3 minus #13)		$___________
15. LOAN VALUE OF ACCOUNTS (80% of #14)		$___________

INVENTORY
16. Total Value of Eligible Inventory	$___________
17. Lesser of 40% of Eligible Inventory or $1,000,000*		$___________

BALANCES
18. Maximum Loan Amount		$5,000,000
19. Total Funds Available [Lesser of #18 or #15 plus #17]		$___________
20. Present balance owing on Line of Credit		$___________
21. Outstanding under Term Loan		$2,500,000
22. Outstanding under Letters of Credit
23. Outstanding under Credit Card Exposure
24. RESERVE POSITION (#19 minus #20, #21,# 22 and #23)		$___________

*no more than $1,000,000 of the Borrowing Base shall be supported by Eligible Inventory

The undersigned represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Bridge Bank, N.A..

IMPLANT SCIENCES CORPORATION	ACCUREL SYSTEMS INTERNATIONAL CORPORATION

By:	By:
Authorized Signer	Authorized Signer

C ACQUISITION CORP.

By:
Authorized Signer

EXHIBIT C

Compliance Certificate

TO: BRIDGE BANK, N.A.

FROM: IMPLANT SCIENCES CORPORATION, ACCUREL SYSTEMS INTERNATIONAL CORPORATION, C ACQUISITION CORP.

The undersigned authorized officer of IMPLANT SCIENCES CORPORATION, ACCUREL SYSTEMS INTERNATIONAL CORPORATION, C ACQUISITION CORP. hereby certifies that in accordance with the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Agreement”), (i) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below and (ii) all representations and warranties of Borrower stated in the Agreement are true and correct as of the date hereof. Attached herewith are the required documents supporting the above certification. The Officer further certifies that these are prepared in accordance with Generally Accepted Accounting Principles (GAAP) and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required		Complies

Monthly financial statements	Monthly within 30 days		Yes	No
Annual (CPA Audited)	FYE within 180 days		Yes	No
10K and 10Q	(as applicable)		Yes	No
A/R & A/P Agings, Borrowing Base Cert.	Monthly within 30 days		Yes	No
A/R Audit	Initial and Annual		Yes	No
IP Report	Quarterly within 30 days		Yes	No

Financial Covenant	Required	Actual	Complies

Minimum Current Ratio	1.25:1.00	_____:1.00	Yes	No
Minimum Tangible Net Worth	$5,000,000	$________	Yes	No
Planned Quarterly Revenue	80% of plan	___% of plan	Yes	No

Comments Regarding Exceptions: See Attached.	BANK USE ONLY

Received by:
Sincerely,	AUTHORIZED SIGNER

Date:

Verified:
SIGNATURE	AUTHORIZED SIGNER

Date:
TITLE
Compliance Status			Yes	No

DATE

SCHEDULE OF EXCEPTIONS

Permitted Indebtedness (Section 1.1)

See attachment A

Permitted Investments (Section 1.1)

CorNova 1,500,000 shares of common stock - private company
Cardio Tech International 100,000 shares common stock - publicly traded - symbol “CTE”
Certificates of Deposit through Bridge Bank

Permitted Liens (Section 1.1)

See same attachment as in (Permitted Indebtedness)

Security Interest (Section 4.1)

Laurus Master Fund

Inbound Licenses (Section 5.6)

SpecMed LLC royalty agreement regarding licensing of Company’s patent application number 10/997,050

Prior Names (Section 5.7)

None

Litigation (Section 5.8)

Rapiscan Systems (OSI)
Arbitration with former owners of Accurel Systems

From time to time, we are subject to various claims, legal proceedings and investigations covering a wide range of matters that arise in the ordinary course of our business activities. Each of these matters is subject to various uncertainties.

On or about March 8, 2006, the Company commenced an arbitration under the Rules of the American Arbitration Association against Respondents Majid Ghafghaichi (“Majid”) and Vahe Sarkissisian (“Vahe”), seeking a total of $3,994,000 for indemnification of various “Losses,” as defined in, and expressly allowed pursuant to, a Stock Purchase Agreement dated March 9, 2005 (the “Agreement”), between the Company, as the purchaser, Accurel Systems International Corporation (“Accurel), and  Majid and Vahe, as the sellers of 100% of the issued and outstanding shares of Accurel stock.

More specifically, there are four claims asserted by the Company against Respondents: (1) Damages of $3.4 million resulting from misrepresentations concerning the loss of business from a key Accurel customer; (2) unauthorized withdrawals in the amount of approximately $276,000 from Accurel by the Respondents prior to the closing; (3) approximately $49,000 of disallowed transaction expenses that the Respondents improperly received; and (4) undisclosed net liabilities totaling approximately $269,000.

Respondents have asserted counterclaims seeking “an aggregate amount in excess of $1,750,000,” based on the allegedly “late payment” to Respondents of Company stock and a Secured Promissory Note as part of the consideration for their sale of Accurel stock.  The Company has filed a detailed denial of all counterclaims.

The arbitration is now in the discovery phase, and the hearing is scheduled for February 2007.

At this early stage of the proceedings, particularly before the commencement of depositions, it is difficult to assess the final outcome of this arbitration. However, the Company believes that the counterclaims have no merit, and will vigorously defend itself against such counterclaims.

On March 23, 2005, we entered into a Development, Distribution and Manufacturing Agreement (the “Rapiscan Agreement”) with Rapiscan Systems, Inc. (“Rapiscan”).  Under the terms of this agreement, we gave Rapiscan the exclusive worldwide rights to market our Quantum SnifferTM portable and benchtop trace detection devices under their private label.  We also agreed to give Rapiscan the exclusive worldwide rights to distribute certain other new security products which we may develop in the future with their funding, as well as rights, in some circumstances, to manufacture certain components of the Quantum SnifferTM portable and benchtop trace detection devices that they are able to sell.

On March 24, 2006, the Company brought suit in the United States District Court in the District of Massachusetts against Rapiscan and its parent, OSI Systems, Inc. (“OSI”). The Company is requesting rescission of the Rapiscan Agreement, for lack of performance and other grounds. In the alternative, the Company is seeking termination of the Rapiscan Agreement due to material breaches of contract and implied covenant of good faith and fair dealing and for damages due to Rapiscan’s breach of contract and the implied covenant of good faith and fair dealing.

On March 27, 2006, the Company received notice that Rapiscan filed a complaint against the Company and its contract manufacturer, Columbia Tech, in the United States District Court for the Central District of California, regarding the Rapiscan Agreement. Rapiscan’s complaint against the Company is based upon claims of breach of contract and breach of warranty and is requesting a decree for specific performance, declaratory relief and injunctive relief. Rapiscan’s complaint against Columbia Tech is based upon injunctive relief, declaratory relief and tortuous interference with contractual relations. On April 12, 2006, Rapiscan dismissed all claims against Columbia Tech.

As of August 18, 2006, as a result of motions made by both parties, the two lawsuits have been consolidated in the United States District Court for the Central District of California with the Company as plaintiff. Presently, discovery is in process. Rapiscan and OSI have filed a motion to dismiss certain of the Company’s claims. As of October 30, 2006, the court has ruled that the Company’s claim of breach of fiduciary duty was dismissed but OSI’s motion to dismiss all other claims was denied.

Should the Company be unsuccessful in prosecuting this matter, it may have a material adverse effect on its business and results of operations. No revenue has been recorded related to the Rapiscan Agreement.

We may, from time to time, be involved in other actual or potential proceedings that we consider to be in the normal course of our business. We do not believe that any of these proceedings will have a material adverse effect on our business.

Environmental Conditions (Section 5.12)

N/A

Subsidiaries (Section 5.14)

Other stock ownership: see Permitted Investments section 1.1
Cardio Tech International - 100,000 shares common stock - publicly traded - symbol “CTE”
CorNova - 1,500,000 shares common stock - private

Subsidiaries: C-Acquisition Corporation (aka Core Systems) - 100% ownership
Accurel Systems - 100% ownership

Accounts (Section 5.16)

Other bank accounts:          Bank of America (checking) #004602249511
Citizens Bank (checking)  #1130331331

Consent of Inbound Licensors (Section 6.12)

See Section 5.6 above

611795 v8/HN .

Attachment A - Section 1.1

	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Accurel	Wakefield	Wakefield	Wakefield			
	Marlin	Toshiba 5560	Avaya	Marlin AutoProbe 300	Key Equip Fin - Knights Software/Sun Equip.	TIP Fin'l - INCA TEM 100 Sys	CIT Tech Fin Serv - microscope	TIP Capital - Quanta 600 FEG	CIT-JOEL specimen hold/PolePie	IFC Credit - Gatan Camera	FEI - Helios NanoLab	Axis Capital	IFC Credit/First Corp.	Citicapital	GE Capital	Dolphin Capital	Total Lease Debt Obligations	Total Payments by year	Total Interest oblig by year
Month ending Nov 30:																			
2007	4,251	1,274	6,842	6,287	9,969	6,544	5,382	36,696	3,597	8,732	150,416			6,029	4,482	2,112	252,613	380,623	128,010
2008	1,290	562	12,964	12,042	19,297	12,601	10,367	69,727	6,816	13,021	306,689			10,956	8,285	1,562	486,180	702,303	216,124
2009	-	-	2,323	13,842	22,480	14,585	12,002	79,362	7,733	15,453	333,756			11,791	9,109	-	522,436	686,712	164,276
2010	-	-	-	15,912	26,187	16,880	13,896	90,329	8,772	18,338	363,212			4,127	10,014		567,668	675,971	108,303
2011	-	-	-	15,063	25,092	19,537	16,089	102,811	9,952	21,763	395,268				1,763		607,338	654,271	46,933
2012	-	-	-	-	-	3,543	2,918	27,850	2,690	8,123	216,403						261,527	256,201	(5,326)
Total	$ 5,541	$ 1,836	$ 22,129	$ 63,146	$ 103,025	$ 73,690	$ 60,655	$ 406,776	$ 39,560	$ 85,430	$ 1,765,744	$ 78,744		$ 32,903	$ 33,653	$ 3,674	$ 2,776,506	$ 3,356,081	$ 658,320
Monthly Payment	$ 658	$ 189	$ 1,180	$ 1,605	$ 2,689	$ 1,804	$ 1,486	$ 9,486	$ 916	$ 2,104	$ 35,000	$ 2,114	$ 924	$ 1,048	$ 892	$ 318			
End Date	Aug-07	Sep-07	Aug-08	Apr-11	Apr-11	Aug-11	Aug-11	Sep-11	Sep-11	Oct-11	Dec-11			Oct-10	Aug-11	Dec-08			
Number payments	7	7	7	7	7	7	7	7	7	7	6			7	7	7			
	2	3	12	12	12	12	12	12	12	12	12			12	12	6			
			2	12	12	12	12	12	12	12	12			12	12				
				12	12	12	12	12	12	12	12			4	12				
				10	10	12	12	12	12	12	12				2				
						2	2	3	3	4	6								
Total Number Payments	9	10	21	53	53	57	57	58	58	59	60			35	45	13			
Total payments	4,606	1,326	8,260	11,233	18,825	12,628	10,402	66,399	6,411	14,729	210,000			7,333	6,245	2,226	380,623		
	1,316	568	14,159	19,257	32,271	21,649	17,833	113,826	10,989	25,250	420,000			12,571	10,706	1,908	702,303		
	-	-	2,360	19,257	32,271	21,649	17,833	113,826	10,989	25,250	420,000			12,571	10,706	-	686,712		
	-	-	-	19,257	32,271	21,649	17,833	113,826	10,989	25,250	420,000			4,190	10,706	-	675,971		
	-	-	-	16,048	26,893	21,649	17,833	113,826	10,989	25,250	420,000			-	1,784	-	654,271		
						3,608	2,972	28,457	2,747	8,417	210,000						256,201		
	5,922	1,894	24,779	85,052	142,531	102,831	84,705	550,160	53,116	124,144	2,100,000			36,666	40,147	4,134	3,356,081		

NEW LEASES - FINAL DETAILS NOT AVAILABLE

611795 v8/HN

CORPORATE RESOLUTIONS TO BORROW

Borrower: IMPLANT SCIENCES CORPORATION

I, the undersigned Secretary or Assistant Secretary of IMPLANT SCIENCES CORPORATION (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Anthony J. Armini	President and CEO

Diane J. Ryan	Vice President and CFO

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of January 3, 2007 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on January __, 2007 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

611795 v8/HN

CORPORATE RESOLUTIONS TO BORROW

Borrower: ACCUREL SYSTEMS INTERNATIONAL CORPORATION

I, the undersigned Secretary or Assistant Secretary of ACCUREL SYSTEMS INTERNATIONAL CORPORATION (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the state of California.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Anthony J. Armini	President and CEO

Diane J. Ryan	Secretary and Treasurer

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of January 3, 2007 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on January __, 2007 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

611795 v8/HN

CORPORATE RESOLUTIONS TO BORROW

Borrower: C ACQUISITION CORP.

I, the undersigned Secretary or Assistant Secretary of C ACQUISITION CORP. (the “Corporation”), HEREBY CERTIFY that the Corporation is organized and existing under and by virtue of the laws of the Commonwealth of Massachusetts.

I FURTHER CERTIFY that attached hereto as Attachments 1 and 2 are true and complete copies of the Articles of Incorporation, as amended, and the Restated Bylaws of the Corporation, each of which is in full force and effect on the date hereof.

I FURTHER CERTIFY that at a meeting of the Directors of the Corporation, duly called and held, at which a quorum was present and voting (or by other duly authorized corporate action in lieu of a meeting), the following resolutions (the “Resolutions”) were adopted.

BE IT RESOLVED, that any one (1) of the following named officers, employees, or agents of this Corporation, whose actual signatures are shown below:

NAMES	POSITION	ACTUAL SIGNATURES

Anthony J. Armini	President and CEO

Diane J. Ryan	Vice President and CFO

acting for and on behalf of this Corporation and as its act and deed be, and they hereby are, authorized and empowered:

Borrow Money. To borrow from time to time from Bridge Bank, N.A. (“Bank”), on such terms as may be agreed upon between the officers, employees, or agents of the Corporation and Bank, such sum or sums of money as in their judgment should be borrowed, without limitation.

Execute Loan Documents. To execute and deliver to Bank that certain Loan and Security Agreement dated as of January 3, 2007 (the “Loan Agreement”) and any other agreement entered into between Corporation and Bank in connection with the Loan Agreement, including any amendments, all as amended or extended from time to time (collectively, with the Loan Agreement, the “Loan Documents”), and also to execute and deliver to Bank one or more renewals, extensions, modifications, refinancings, consolidations, or substitutions for the Loan Documents, or any portion thereof.

Grant Security. To grant a security interest to Bank in the Collateral described in the Loan Documents, which security interest shall secure all of the Corporation’s Obligations, as described in the Loan Documents.

Negotiate Items. To draw, endorse, and discount with Bank all drafts, trade acceptances, promissory notes, or other evidences of indebtedness payable to or belonging to the Corporation or in which the Corporation may have an interest, and either to receive cash for the same or to cause such proceeds to be credited to the account of the Corporation with Bank, or to cause such other disposition of the proceeds derived therefrom as they may deem advisable.

Warrants. To issue Bank warrants to purchase the Corporation’s capital stock.

Letters of Credit. To execute letter of credit applications and other related documents pertaining to Bank’s issuance of letters of credit.

Corporate Credit Cards. To execute corporate credit card applications and agreements and other related documents pertaining to Bank’s provision of corporate credit cards.

Further Acts. In the case of lines of credit, to designate additional or alternate individuals as being authorized to request advances thereunder, and in all cases, to do and perform such other acts and things, to pay any and all fees and costs, and to execute and deliver such other documents and agreements as they may in their discretion deem reasonably necessary or proper in order to carry into effect the provisions of these Resolutions.

BE IT FURTHER RESOLVED, that any and all acts authorized pursuant to these resolutions and performed prior to the passage of these resolutions are hereby ratified and approved, that these Resolutions shall remain in full force and effect and Bank may rely on these Resolutions until written notice of their revocation shall have been delivered to and received by Bank. Any such notice shall not affect any of the Corporation’s agreements or commitments in effect at the time notice is given.

I FURTHER CERTIFY that the officers, employees, and agents named above are duly elected, appointed, or employed by or for the Corporation, as the case may be, and occupy the positions set forth opposite their respective names; that the foregoing Resolutions now stand of record on the books of the Corporation; and that the Resolutions are in full force and effect and have not been modified or revoked in any manner whatsoever.

IN WITNESS WHEREOF, I have hereunto set my hand on January __, 2007 and attest that the signatures set opposite the names listed above are their genuine signatures.

CERTIFIED AND ATTESTED BY:

X

611795 v8/HN

DISBURSEMENT REQUEST AND AUTHORIZATION

Borrowers: Implant Sciences Corporation; Accurel Systems International Corporation; C Acquisition Corp.	Bank: Bridge Bank N.A.

LOAN TYPE. This is a Variable Rate, Revolving Line of Credit of a principal amount up to $5,000,000.

PRIMARY PURPOSE OF LOAN. The primary purpose of this loan is for business.

SPECIFIC PURPOSE. The specific purpose of this loan is: working capital.

DISBURSEMENT INSTRUCTIONS. Borrowers understand that no loan proceeds will be disbursed until all of Bank’s conditions for making the loan have been satisfied. Please disburse the loan proceeds as follows:

	Revolver	Term Loan
Amount paid to Borrowers directly:	$____________	$____________
Undisbursed Funds	$____________	$____________

Principal	$____________	$____________

CHARGES PAID IN CASH. Borrowers have paid or will pay in cash as agreed the following charges:

Prepaid Finance Charges Paid in Cash:
$37,500 Loan Fee
$____ Accounts Receivables Audit

Other Charges Paid in Cash:
$____ UCC Search Fees
$____ UCC Filing Fees
$____ Outside Counsel Fees and Expenses (Estimate)

Total Charges Paid in Cash

AUTOMATIC PAYMENTS. Borrowers hereby authorize Bank automatically to deduct from Borrowers’ account numbered ________________ the amount of any loan payment. If the funds in the account are insufficient to cover any payment, Bank shall not be obligated to advance funds to cover the payment.

FINANCIAL CONDITION. BY SIGNING THIS AUTHORIZATION, BORROWERS REPRESENT AND WARRANT TO BANK THAT THE INFORMATION PROVIDED ABOVE IS TRUE AND CORRECT AND THAT THERE HAS BEEN NO ADVERSE CHANGE IN BORROWER’S FINANCIAL CONDITION AS DISCLOSED IN BORROWERS’ MOST RECENT FINANCIAL STATEMENT TO BANK. THIS AUTHORIZATION IS DATED AS OF JANUARY 3, 2007.

BORROWERS:

Implant Sciences Corporation	Accurel Systems International Corporation

Authorized Officer	Authorized Officer

C Acquisition Corp.

Authorized Officer